Exhibit 99.1

Saba Appoints Michael Shahbazian as Interim Chief Financial Officer

Redwood Shores, Calif., December 4, 2012 – Saba (NASDAQ:SABA), the premier provider of people-centric enterprise solutions, today announced the appointment of Michael Shahbazian as Interim Chief Financial Officer, effective December 5, 2012. Mr. Shahbazian will assume responsibility for global finance reporting to Saba’s Founder and CEO, Bobby Yazdani.

“Michael has over 30 years of experience working with high technology companies, including CFO roles in numerous public and private companies,” said Bobby Yazdani. “His expertise in successfully managing restatements and the accompanying SEC filings will be of tremendous benefit to Saba.”

Mr. Shahbazian joins Saba from PDF Solutions where he served as the Company’s Interim CFO and Vice President of Finance from March 2012 to May 2012 and from June 2011 through December 2011. Prior to that, Mr. Shahbazian served as chief financial officer at various companies, including Guidewire Software, Inc. from November 2007 to July 2009, Embarcadero Technologies from October 2005 through July 2007 and Niku Corporation (acquired by Computer Associates) from January 2003 to August 2005.

Credit Facility

Saba entered into a letter agreement with Wells Fargo Bank, National Association dated as of November 30, 2012 pursuant to which Wells Fargo extended to December 31, 2012 the time for Saba to comply with certain terms of the Credit Agreement between parties dated as of June 27, 2011, primarily relating to the delayed SEC filings and the pending restatement of Saba’s prior financial results.

About Saba

Saba (NASDAQ: SABA) enables organizations to build a transformative workplace that leverages the advent of social networking in business and the ubiquity of mobile to empower an organization’s most mission-critical assets – its people. The company provides a set of people-centric enterprise solutions to various businesses and industries worldwide. Saba delivers cloud-based learning management, talent management, and social enterprise solutions to transform the way people work.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Contact:

Roy Lobo

Saba

VP of Investor Relations

(650) 696-1610

roylobo@saba.com